Exhibit 10.12

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made by and between Bradford L. Wills (“Executive”) and MINDBODY, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive signed an Executive Employment Agreement with the Company on May 30, 2015, which superseded all prior employment agreements and/or offer letters by and between the Parties (the “2015 Employment Agreement”);

WHEREAS, Executive signed an Employee Confidentiality Non-Disclosure and Assignment of Inventions Agreement with the Company on May 29, 2013 (the “Confidentiality Agreement”);

WHEREAS, Executive holds outstanding equity awards covering common stock of the Company as set forth on Exhibit A (the “Equity Awards”), pursuant to the Company’s 2009 Stock Option Plan and/or the Company’s 2015 Equity Incentive Plan (each, a “Plan”) and the equity awards agreements thereunder (each Equity Award agreement together with the Plans are collectively referred to herein as the “Stock Agreements”);

WHEREAS, Executive’s employment with the Company ceased effective December 31, 2017 (the “Separation Date”); and

WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.Consideration. In consideration of Executive’s execution and non-revocation of this Agreement and Executive’s fulfillment of all of its terms and conditions, including Executive’s on-going obligations referenced in Section 11 herein, the Company agrees to pay Executive a total of Three Hundred Sixty-One Thousand Seventy-Six Dollars ($361,076.00), less applicable withholdings (the “Sum”). The Sum will be paid on January 31, 2018. Executive acknowledges that without this Agreement, Executive is otherwise not entitled to the consideration listed in this Section 1.

2.Stock. The Equity Awards will continue to be subject to the Stock Agreements. Executive further acknowledges that Executive may exercise any outstanding vested stock options at any time within his applicable post-termination exercise period for each stock option (which is set forth on Exhibit A). If Executive does not exercise any vested stock options after the end of the applicable post-termination exercise period, then any such unexercised stock options will terminate. All unvested stock options and restricted stock units will immediately forfeit on the Separation Date. Executive acknowledges and agrees that the Equity Awards as set forth on Exhibit A reflect all of his outstanding equity awards from the Company.

3.Benefits. Executive’s health insurance benefits shall cease on December 31, 2017, subject to Executive’s right to continue Executive’s health insurance under COBRA, provided Executive timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. Executive’s participation in all benefits and incidents of employment, including, but not limited to, vesting in stock options and restricted stock units, and the accrual of bonuses, vacation, and paid time off, ceased as of the Separation Date. The Company will provide Executive with a COBRA notice within the time provided by law.

4.Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive.

5.Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns, (collectively, the “Releasees”). Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.    any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.    any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.    any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, Immigration Reform and Control Act, the California Family Rights Act, the California Labor Code, the California Workers’ Compensation Act, and the California Fair Employment and Housing Act;

e.    any and all claims for violation of the federal or any state constitution;

f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.    any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including any Protected Activity (as defined below). Any and all disputed wage claims that are released herein shall be subject to binding arbitration as noted herein, except as required by applicable law. This release does not extend to any right Executive may have to unemployment compensation benefits or any right to indemnity under the Company’s certificate of incorporation, bylaws, any indemnity policy applicable to Executive (including without limitation the right to coverage under any insurance policies applicable to directors and officers), or applicable law, whichever is greater.

6.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following Executive’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Executive acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the Effective Date. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.

7.California Civil Code Section 1542. Executive acknowledges that Executive has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.

8.No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

9.Application for Employment. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment with the Company, and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.

10.Confidentiality. Subject to paragraph 13 governing Protected Activity, Executive agrees to maintain in complete confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as “Separation Information”). Except as required by law, Executive may disclose Separation Information only to Executive’s immediate family members, the Court in any proceedings to enforce the terms of this Agreement, Executive’s attorney(s), and Executive’s accountant(s) and any professional tax advisor(s) to the extent that they need to know the Separation Information in order to provide advice on tax treatment or to prepare tax returns, and must prevent disclosure of any Separation Information to all other third parties. Executive agrees that Executive will not publicize, directly or indirectly, any Separation Information.

11.Trade Secrets and Confidential Information/Company Property. Executive reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information, and nonsolicitation of Company employees. Executive further reaffirms and agrees to observe and abide by the ongoing non-solicitation obligations in Section 9 of the 2015 Employment Agreement. Executive’s signature below constitutes Executive’s certification under penalty of perjury that Executive has returned all documents and other items provided to Executive by the Company (with the exception of a copy of the Employee Handbook and personnel documents specifically relating to Executive), developed or obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company.

12.Litigation Cooperation. Executive agrees to cooperate with and make himself readily available to the Company and its attorneys, without additional compensation and as the Company may reasonably request, to assist it in any matter regarding the Company, including, but not limited to, giving truthful testimony in any litigation or potential litigation involving the Company, over which Executive has knowledge or information. Notwithstanding the foregoing, the Company will reimburse Executive for actual and pre-approved reasonable expenses incurred by Executive in connection therewith. Subject to paragraph 13 governing Protected Activity, Executive agrees that Executive will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that Executive cannot provide counsel or assistance.

13.Protected Activity Not Prohibited. Executive understands that nothing in this Agreement shall in any way limit or prohibit Executive from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”). Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

14.Nondisparagement. Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Executive shall direct any inquiries by potential future employers to the Company’s human resources department.

15.Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, the Company and Executive acknowledge and agree that any material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the non-breaching party immediately to recover and/or cease providing the consideration provided to Executive under this Agreement and to obtain damages, except as provided by law.

16.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

17.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

18.ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SAN LUIS OBISPO COUNTY, BEFORE JUDICIAL ARBITRATION & MEDIATION SERVICES (“JAMS”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”). THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. TO THE EXTENT THAT THE JAMS RULES CONFLICT WITH CALIFORNIA LAW, CALIFORNIA LAW SHALL TAKE PRECEDENCE. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT

JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

19.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on Executive’s behalf under the terms of this Agreement. Executive agrees and understands that Executive is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Executive further agrees to indemnify and hold the Releasees harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Executive’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.

20.Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Executive will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Executive under Section 409A. In no event will the Releasees reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

21.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through Executive to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

22.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

23.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

24.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company, with the exception of Section 9 of the 2015 Employment Agreement, the Confidentiality Agreement and the Stock Agreements, except as otherwise modified or superseded herein.

25.No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company’s Chief Executive Officer.

26.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

27.Effective Date. Executive understands that this Agreement shall be null and void if not executed by January 1, 2018. Executive acknowledges that he was provided at least 21 calendar days to consider this Agreement.  Executive has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

28.Counterparts. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.

29.Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims against the Company and any of the other Releasees. Executive acknowledges that:

(a)    Executive has read this Agreement;

(b)	Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Executive’s own choice or has elected not to retain legal counsel;

(c)	Executive understands the terms and consequences of this Agreement and of the releases it contains;

(d)    Executive is fully aware of the legal and binding effect of this Agreement; and

(e)	Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

BRADFORD L. WILLS, an individual

Dated: December 31, 2017         /s/ Bradford L. Wills
Bradford L. Wills

MINDBODY, INC.

Dated: December 31, 2017     By     /s/ Rick Stollmeyer
Rick Stollmeyer
Chief Executive Officer

Exhibit A

Equity Awards of Stock Options and RSUs

Stock Options

Plan	Grant No.	Grant Date	NSO/ISO*	Strike Price	Total Shares Granted	Outstanding and Vested as of 12.31.17	Unvested as of 12.31.17	Post-Termination Exercise Period from Separation Date (in months)
2009 Stock Option Plan (“2009 Plan”)	11138311	5/14/2014	ISO	$9.936	4,428	1,563 (1)	1,303	3
2009 Plan	1113831N1	5/14/2014	NSO	$9.936	8,072	0 (2)	0	3
2009 Plan	15151	9/20/2014	ISO	$10.616	3,568	0 (3)	2,083	3
2009 Plan	1515N1	9/20/2014	NSO	$10.616	8,932	260 (4)	0	3
2009 Plan	15461	2/15/2015	ISO	$14.476	5,529	0	5,529	3
2009 Plan	1546N1	2/15/2015	NSO	$14.476	19,471	520 (5)	1,764	3
2009 Plan	17231	5/22/2015	ISO	$14.496	5,208	0	5,208	3
2009 Plan	1723N1	5/22/2015	NSO	$14.496	44,792	16,223 (6)	12,500	3
2015 Equity Incentive Plan (“2015 Plan”)	815	3/21/2016	NSO	$13.91	24,344	10,650	13,694	3
2015 Plan	862	2/21/2017	NSO	$25.15	30,697	0	30,697	3

(1)	1,562 shares previously exercised by Executive, and not included in this total.

(2)	8,072 shares previously exercised by Executive, and not included in this total.

(3)	1,485 shares previously exercised by Executive, and not included in this total.

(4)	8,672 shares previously exercised by Executive, and not included in this total.

(5)	17,187 shares previously exercised by Executive, and not included in this total.

(6)	16,069 shares previously exercised by Executive, and not included in this total.

Restricted Stock Units

Plan	Grant Date	RSUs Unvested and Outstanding
2015 Plan	03/21/2016	8,096
2015 Plan	2/21/2017	13,608